Exhibit 10.1

Repligen Executive Incentive Compensation Plan

The Repligen Executive Incentive Compensation Plan (the “Plan”) includes the following elements:

•	Our Philosophy
•	Eligible Participants
•	Performance Period Company Objectives
•	Plan Protocol
•	Plan Payouts

Our Philosophy:

The purpose of the Repligen Executive Incentive Compensation Plan is to provide to certain officers of Repligen Corporation (the “Company”) competitive compensation opportunities that are aligned with and promote the overall objectives of the Company and its shareholders. In addition to base salary and long-term equity awards, this will be accomplished through incentive payable in the form of cash bonuses designed to reward such officers for the financial and operational success of the Company. The Plan does not govern the Company’s base salary and long-term equity awards compensation practices.

Eligible Participants: Company officers are eligible to participate in the plan. As of April 1, 2005, the following officers have been approved for participation in the Plan (the “Participants”):

•	President & CEO
•	Senior Vice President, Research & Development
•	Vice President, Operations
•	Vice President, Clinical Development
•	Vice President, Market Development
•	Vice President, Finance & Administration

Other individuals may become Plan Participants during a fiscal year (“New Participants”) provided such an individual is (1) an officer of the Company; (2) recommended for participation by the President & CEO; and (3) approved for participation by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

The Compensation Committee establishes individual bonus targets as a percentage of base salary for each of the Participants.

Performance Period Company Objectives:

The following are the overall Company Objectives for the Performance Period (April 1st through March 31st):

1.	Financial performance against budget
2.	Achieve key development program milestones
3.	Protect and develop intellectual property assets
4.	Enhance organizational development

Plan Protocol:

The Compensation Committee will administer the Plan.

1.	The President & CEO, with assistance from senior management, proposes annual corporate goals to be approved by the Compensation Committee.
2.	The President & CEO proposes performance measures, weightings and performance levels for the Plan in achieving these annual corporate goals which are to be approved by the Compensation Committee. Specific bonus award recommendations for all Participants (except the President & CEO) are submitted to the Compensation Committee for review and approval.
3.	Individual goals that support corporate goals and provide for individual development are proposed by the President & CEO and approved by the Compensation Committee for each Participant.
4.	The Compensation Committee will determine the size of the overall bonus pool based on the Company performance against the above objectives and the target bonus figures.

Plan Payout:

The Compensation Committee will be responsible for evaluating actual performance against the performance goals and determine the actual bonus award earned. The President & CEO shall submit a documented evaluation of the performance of each of the other Participants to assist the Compensation Committee in their review. The President & CEO may submit proposed bonus awards to the Compensation Committee for its consideration. The Compensation Committee will make all final determinations regarding performance evaluations of Participants and actual bonus awards.

The Company must attain a minimum of 60% of goals for any payment to be made. Should the Company achieve less than 60% of goals, the Compensation Committee may elect to pay the individual portion of the incentive award for exceptional personal achievement.

Based on the proportion of corporate vs. individual goals defined for each organizational level and position and the target incentive percentage (see Appendix 1 for details), a final incentive payout is determined for each Participant.

Payments are made through the regular Company payroll with all appropriate taxes and other withholdings.

Additional Information:

The Compensation Committee and/or Board of Directors retain the right to amend, alter, or terminate the Plan at any time. All decisions made by the Compensation Committee and/or Board of Directors regarding administration and interpretation of the Plan shall be final and binding on all persons, including the Company and Participants.

A Participant must be an active employee of the Company as of March 31st of the Plan year in order to receive an incentive award.

In the case of a Participant’s death, total disability or retirement during the plan year, a prorated award may be granted based on the full-year corporate results and the level of achievement of individual goals anticipated had the Participant remained actively employed for the entire year. The proration will be based on the number of months worked. Payment to a deceased Participant will be made to his/her estate.

New Participants who join the Plan during the course of the service year will be eligible for prorated awards based on the number of months worked provided the New Participant became eligible for the Plan prior to September 30th of the Plan year. Potential New Participants joining after September 30th will be eligible for a full payment in the following plan year.

Nothing contained in this document shall be deemed to alter the relationship between the Company and a Participant, or the contractual relationship between a Participant and the Company if there is a written contract regarding such relationship. Furthermore, nothing contained in this document shall be construed to constitute a contract of employment between the Company and the Participant. The Company and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract.

3